ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090301

Certificate of Change Pursuant to NRS 78.209

Filed in the office of	Document Number
	20120865814-37
Ross Miller	Filing Date and Time
Secretary of State	12/26/2012 11:25 AM
State of Nevada	Entity Number
	E0076542012-2

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:

FBC Holding, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

5,000,000,000, par value $0.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

5,000,000,000 par value $0.001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

For each 500 shares of common stock holder shall receive 1 share of newly issued common stock.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Where, according to the terms of this amendment, the result should be fractional, the Company shall round up to nearest whole share.

7. Effective date and time of filing: (optional) Date: 12/17/2012 Time:

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X

Signature of Officer

Director

Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.